UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION


                    Washington, D.C.  20549

                            FORM 8-K

                         CURRENT REPORT

               Pursuant to Section 13 or 15(a) of
              the Securities Exchange Act of 1934

                         Date of Report

                          May 2, 2002


                     COMPUDYNE CORPORATION
                     ---------------------
     (Exact name of registrant as specified in its charter)


                             NEVADA
                             ------
         (State or other jurisdiction of incorporation)


        1-42452                                   3-140859
        -------                                   --------
(Commission File Number)            (IRS Employer Identification Number)


        7429 National Drive
        Hanover, Maryland                                21076
        -----------------                                -----
(Address of principal executive office)               (Zip Code)



       Registrant's telephone number, including area code
                         (410) 712-0275


ITEM 5.     OTHER EVENTS

     Registrant announced today that it had completed the merger of Tiburon, Inc., a Virginia corporation ("Tiburon") with and into New Tiburon, Inc., a Virginia corporation and wholly owned subsidiary of the Registrant ("New Tiburon") pursuant to the Merger Agreement dated May 10, 2001, as amended by the First Amendment to Merger Agreement dated January 25, 2002 by and among Tiburon, New Tiburon and Registrant ("Merger Agreement").


     Registrant has elected a stock percentage of 50%, meaning it will pay for 50% of the Tiburon shares exchanged in CompuDyne stock and 50% in cash. The stock exchange ratio is .4655 shares of CompuDyne and the cash price is $5.12, each per common share of Tiburon. In the aggregate, CompuDyne expects to pay approximately $12,000,000 in cash and to issue approximately 1.2 million shares of common stock (assuming conversion of Preferred Stock and Warrants issued in the exchange) in connection with the Merger.

     Registrant obtained financing from PNC bank, National Association and SunTrust Bank in an amount sufficient to satisfy its obligations to pay cash to Tiburon shareholders by increasing the aggregate principal amount of the Revolving Credit Commitments of the Banks from $20,000,000 to $30,000,000 and increasing the Letter of Credit subfacility available to Registrant.

     Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.


Date: May 2, 2002          COMPUDYNE CORPORATION


                                 /s/ Martin A. Roenigk
                           By: -------------------------
                                Martin A. Roenigk
                           Its: President and Chief Executive Officer



Index to Exhibits

Exhibit (99A)     Press Release of the Registrant dated May 2, 2002.

Exhibit (99B)     Second Amendment to Loan Agreement dated April 22,
                  2002 by and among CompuDyne Corporation, various subsidiaries of CompuDyne as Guarantors, SunTrust
                  Bank and PNC Bank, National Association